EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "**Agreement**") is executed and effective as of August 1, 2020 (the "**Effective Date**"), hy and hetween Toga Limited, a Nevada corporation (the "**Company**"), and Alexander D. Henderson ("**Executive**").

Recitals

A. The Company and Executive desire to enter into an agreement pursuant to which Executive will serve as Chief Financial Officer ("**CFO**") for the Company, and its Affiliates, pursuant to the terms and conditions set forth in this Agreement.

B. Certain definitions are set forth in **Section 4** of this Agreement.

Agreement

The parties hereto agree as follows:

1. **Engagement.** The Company hereby engages Executive to serve as the Chief Financial Officer of the Company, and Executive agrees to serve the Company, during the Service Term (as defined below) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

(a) **Service Term**. Executive's employment hereunder shall be effective as of the Effective Date and shall continue for an initial Service Term (defined below) of 2 years, unless terminated earlier pursuant to **Section 2** of this Agreement; *provided that*, on such second anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "**Renewal Date**"), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 60 days' prior to the applicable Renewal Date. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the "**Service Term**."

(b) **Services.** During the Service Term, Executive, as CFO, shall have all the duties and responsibilities customarily rendered by the CFO of companies of similar size and nature and as may be reasonably assigned from time to time by the Company's Board. The CFO agrees that he will also undertake the duties and responsibilities as set forth in Schedule A attached hereto. Executive will report directly to the Company's Group General Manager and, when the Group General Manager is not available, to the Company's CEO. Except as otherwise provided herein, Executive will devote his best efforts and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates. Notwithstanding the foregoing, and provided that such activities do not interfere with, or detract from, the fulfillment of Executive's obligations hereunder, Executive may pursue, and perform, non-Company consulting and other projects in addition to his serving as the Company's CFO. Unless the Company and Executive agree to the contrary, Executive's place of business shall be at Executive's office in California; provided, however, that Executive will travel to such other

locations of the Company and its Affiliates as may be reasonably necessary in order to discharge his duties hereunder.

(c) **Salary and Benefits.**

i. **Salary**. During the Service Term, the Company will pay Executive a monthly base salary (the "**Monthly Base Salary**") of Fifteen Thousand Dollars (**$15,000**). Salary, less deductions, income and payroll tax withholdings as may be required under applicable law, shall be payable in accordance with the Company's ordinary payroll policy, but no less frequently than bimonthly. The Company's current payroll is processed and deposited on the 1st and 15th of each month.

ii. **Equity**. During the Service Term, Executive shall be eligible to participate in the Company's Long-Term Incentive Plan which will take effect once adopted into action and from time to time, at a level appropriate to Executive's position and individual performance as determined by the Board or a committee of the Board, in its discretion, based on a reasonable valuation methodology employed in a reasonable manner. The annual design and actual grant date value of Executive's Equity Award shall be determined and subject to modification (in a manner consistent with award principles applicable to similarly situated employees of the Company) by the Board, or a committee of the Board, and will be subject to the terms and conditions of the Company's Long-Term Incentive Plan in effect from time to time. Executive acknowledges and agrees that the options of the Company's common stock on which the Equity Award is granted to Executive in accordance with this Agreement have not been registered under the United States Securities Act of 1933 (the "**Securities Act**") or the securities laws of any state, and that the common stock upon issuance will be, "restricted securities" in the United States within the meaning of Rule 144(a)(3) of the Securities Act. Until the Company adopts the Long-Term Incentive Plan into action, the equity portion of the prior employment agreement between Executive and the Company will be in affect.

iii. **Performance Review and Salary Increase**. Executive will be considered for an annual salary and equity increase. A performance appraisal will be conducted at least once per year. The Company will perform a timely and equitable assessment of the performance and contribution of Executive. Based on the appraisal, the Company will consider Executive for a salary and equity increase.

iv. **Vacation Benefits.** Executive shall be entitled to two (2) weeks of vacation per each twelve (12) months of service to the Company, with the scheduling of such vacation time to be agreed to by the Company and Executive in advance. Executive will accrue vacation beginning on February 1, 2020. Executive's accrued, unused vacation balance will be capped at 120 hours. Once Executive has accrued 120 hours of vacation pay, Executive will accrue no additional vacation pay until Executive takes paid vacation time and reduces Executive's balance. Executive will also be granted paid sick time as required by applicable law.

2. **Termination**.

(a) Termination by Company with Good Cause. Company may terminate Executive's employment at any time, with notice, with Good Cause (as defined below). If Company terminates Executive's employment with Good Cause, Company will pay Executive (i) his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, (ii) any earned and unpaid bonus from the year preceding the year of Executive's employment termination, (iii) any unreimbursed business expenses incurred and, (iv) all of Executive's unvested Equity Award, if any, shall vest, as applicable, in pursuant to the terms and conditions of the Company's Long-Term Incentive Plan in effect from time to time.

Notwithstanding the above, the equity grant and vesting provisions contained in **Section 2(a)(ii)-(iii)** shall be subject to the terms, conditions and restrictions of Executive's Equity Award agreement, to be negotiated in good faith between Company and Executive, and the Company's Long-Term Incentive Plan in effect from time to time. Further, to be eligible for the compensation provided for in **Section 2(a)(i) - (ii)** above, Executive must execute a full and complete release of any and all claims against Company substantially in the standard form used by Company. Aside from the above, if Company terminates Executive's employment for Good Cause, Company will have no further obligations to Executive under this Agreement.

(b) Termination Without Good Cause; Resignation with Good Reason. Company has the right to terminate Executive without Good Cause and Executive will have the right to terminate his employment with notice and Good Reason. If Company terminates Executive's employment without Good Cause, or Executive resigns for Good Reason:

i. Company will pay Executive in a lump sum an amount equal to his salary for the remainder of the Service Term (or six months, whichever is longer), at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination;

ii. Company will grant Executive an amount of equity awards, vested immediately and without any lapse restrictions, with a value approximately equivalent to the lump sum payable under **Section 2(b)(i)** above; and

iii. All of Executive's unvested Equity Award, if any, shall vest, as applicable, in pursuant to the terms and conditions of the Company's Long-Term Incentive Plan in effect from time to time.

Notwithstanding the above, the equity grant and vesting provisions contained in **Section 2(b)(ii)-(iii)** shall be subject to the terms, conditions and restrictions of Executive's Equity Award agreement, to be negotiated in good faith between Company and Executive, and the Company's Long-Term Incentive Plan in effect from time to time. Aside from the above, if Company terminates Executive's employment without Good Cause, Company will have no further obligations to Executive under this Agreement.

(c) Resignation by Executive Without Good Reason. Executive may terminate this Agreement at any time for any reason (not including terminations for Good Reason, which shall be governed by **Section 2(b)** above) with sixty (60) days written notice to the Company, during which time Executive agrees to reasonably assist Company with transitioning of responsibilities to the Company's designated replacement for Executive. If Executive terminates

this Agreement, all portions of Executive's Equity Award that are unvested after the termination date (including the sixty-days' notice period) shall be forfeited by Executive.

(d) **Effects of Listing on Nasdaq**. Twelve months (12) after receipt of approval from Nasdaq to list the Company's common stock on the Nasdaq stock exchange, Executive and Company agree to negotiate in good faith a new employment agreement for Executive, which shall be set at a salary and equity incentive level based on the recommendation of a third-party compensation consultant to be engaged by the Company at that time.

(e) **Death or Disability**. To the extent consistent with federal and state law, Executive's employment, salary, and accrual of commissions will terminate on his death or Disability (defined below).

3. **Confidential Information; Proprietary Information, etc.**

(a) **Obligation to Maintain Confidentiality**. Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of Executive's employment or performance of Executive's job duties for the Company or any of its Affiliates during the course of Executive's employment by or for any of the foregoing Persons (whether or not compensated for such services), are the property of the Company and its Affiliates. Therefore, Executive agrees that Executive will not at any time (whether during or after Executive's term of service) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for Executive's own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Board's consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive's acts or omissions to act. Executive agrees to deliver to the Company at the termination of Executive's employment or at any other time the Company may request in writing (whether during or after Executive's period of employment), all Records which Executive may then possess or have under Executive's control. Executive further agrees that any property situated on the Company's or its Affiliates premises and owned by the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice. Nothing in this Section 2(a) shall be construed to prevent Executive from using Executive's general knowledge and experience in future employment so long as Executive complies with this Section 2(a) and the other restrictions contained in this Agreement.

(b) **Ownership of Property**. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its Affiliates actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or Records) ("**Work Product**") belong to the Company or such Affiliate and

Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate. Executive recognizes that this Agreement does not require assignment of any invention which qualifies for protection under Section 2870 of the California Labor Code.[1] Any copyrightable work prepared in whole or in part by Executive in the course of Executive's work for any of the foregoing entities shall be deemed a work made for hire under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a work made for hire, Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after Executive's term of service) to establish and confirm the Company's or its Affiliates ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).

(c) **Third Party Information.** Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information ("**Third Party Information**") subject to a duty on the Company's and its Affiliates part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive's service and thereafter, and without in any way limiting the provisions of **Sections 3(a) and 3(b)** above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with her work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d) **Use of Information of Prior Employers, etc.** Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with Executive's prior employers or other parties to whom Executive has an obligation of confidentiality.

(e) **Compelled Disclosure.** If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy. Executive will cooperate fully with the Company

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[1] California Labor Code Section 2870.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

and the Company's Representatives in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information, and if Executive furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; *provided, however,* that Executive will use her reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

(f) **Defend Trade Secrets Act Notice**. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016, that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation for reporting a suspected violation of law, Executive may disclose certain trade secrets to Executive's attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

GENERAL PROVISIONS

4. **Definitions.**

"**Affiliate**" of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

"**Board**" means the Company's board of directors or the board of directors or similar management body of any successor of the Company.

"**Disability**" means any health condition, physical or mental, or other cause beyond Executive's control, that prevents him from performing his duties, even after reasonable accommodation is made by Company, for a period of 360 consecutive days. In the event of termination due to death or Disability, Company will pay Executive (or his legal representative) his salary prorated through the end of this contract, at the rate in effect at the time of termination, together with any benefits accrued through the date of termination and a lump sum equal to one year of salary plus a bonus equal to the previous year bonus. Company will have no further obligations to Executive (or his legal representative) under this Agreement.

"**Good Cause**" for termination exists if Executive:

(a) Is found guilty by a competent court of, or enters a plea of guilty or no contest to: (1) an act of fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties; (2) a breach of Executive's fiduciary duty to Company, including, but not limited to, acts of self-dealing (whether or not for personal profit); (3) a material breach this Agreement or Company's written Codes of Ethics as adopted by the Board and resulting in

material damage to the Company; (4) willful, reckless or grossly negligent violation of any applicable state or federal law or regulation resulting in material damage to the Company;

(b) Is convicted of, or enters a plea of guilty or no contest to, a felony or misdemeanor under state or federal law, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude; or

(c) Fails or refuses (whether willful, inability to perform, reckless or negligent) to comply with: (1) all relevant and material obligations, assumable and chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder, or (2) the lawful directives of the Board in the performance of his duties under this Agreement (other than a failure caused by temporary disability) and resulting in material damage to Company; *provided, however*, that no termination shall occur under this **subsection (c)** unless the Company first provides Executive with written notice to cure; the notice to cure will reasonably specify the acts or omissions that constitute Executive's failure or refusal to perform his duties, and Executive will have a reasonable opportunity (not to exceed 30 days after the date of notice to cure) to correct his failure or refusal to perform his duties; termination will be effective as of the date of written notice to cure.

For all purposes under this Agreement, no act, or failure to act, by Executive will be "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interests of the Company.

"Good Reason" for termination of this Agreement by Executive exists if Executive's resignation is tendered within ninety (90) days of any of the following actions by Company:

(a) Assignment to Executive of duties materially inconsistent with Executive's status as defined in **Section 1(b)**, or a material diminution in the nature or status of Executive's responsibilities;

(b) Relocation of Executive's site of employment outside a 30 mile radius of Irvine, California (unless closer to Executive's residence) without Executive's consent, except for reasonably required travel on Company's business;

(c) Material breach of this Agreement by Company;.

(d) A material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Company's board of directors

Executive must provide notice of the existence of the foregoing conditions to Company within 90 days of their initial existence and Company shall have 30 days from the date of such notice to remedy the applicable condition.

"Proprietary Information" means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company's or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company's and its Affiliates past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company's or its Affiliates businesses or industries,

customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, software, techniques, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important. Proprietary Information does not include any information which Executive has obtained from a Person other than an employee of the Company, which was disclosed to Executive without a breach of a duty of confidentiality.

"Records" means (i) any and all procedure manuals, books, records and accounts; (ii) all property of the Company and its Affiliates, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the Company and its Affiliates; (xi) information concerning the Company and its Affiliates which was input by Executive or at her direction, under her supervision or with her knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii) data, account information or other matters furnished by customers of the Company and its Affiliates; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

"Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Subsidiary" means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

5. Notices. Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered to the party to whom it is given or, if mailed, by prepaid registered mail, or sent by email, addressed to such party at:

If to Executive:

Alexander D. Henderson
460 White Cap Lane
Newport Coast, CA 92657
Email: alexhenderson.toga@gmail.com

If to the Company:

Toga Limited
515 S. Flower Street
18th Floor
Los Angeles, CA 90071
Attn: Michael Toh Kok Soon
Email: michaeltoh@togalimited.com

or at such other physical address as the party to whom such writing is to be given shall have last notified to the party giving the same in the manner provided in this article. Written notice hereunder, shall be delivered personally or sent to each party by (i) personal delivery; (ii) a nationally-recognized, next-day courier service; (iii) first-class registered or certified mail, postage prepaid or (iv) electronic mail. In the case of delivery by certified mail, such mailing shall be deemed to have been delivered following deposit with the U.S. Postal Service, if deposited at a United States post office five (5) calendar days following deposit with the U.S. Postal Service. In the case of overnight delivery, delivery shall be deemed to be completed upon receipt of the notice at the address provided. In the case of email delivery, delivery shall be deemed to be completed upon the email message having been sent.

6. Executive's Representations and Warranties. Executive represents and warrants that Executive has full authority to enter into this Agreement and fully to perform Executive's obligations hereunder and that Executive's past, present and anticipated future activities have not and will not infringe on the proprietary rights of others, including, but not limited to, proprietary information rights or interfere with any agreements Executive has with any prior employer. Executive further represents and warrants that Executive is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would conflict with or result in a breach of this Agreement or which would in any manner interfere with the performance of Executive's duties for the Company.

7. General Provisions.

(a) Expenses. Each party shall bear his or its own expenses in connection with the negotiation and execution of this Agreement.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) **Complete Agreement.** This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) **Counterparts; Facsimile Transmission.** This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that it will be bound by its own telecopied, or electronic, signature and that it accepts the telecopied, or electronic, signature of each other party to this Agreement.

(e) **Successors and Assigns; Merger or Sale of Assets.** Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; *provided* that the rights and obligations of Executive under this Agreement shall not be assignable.

(f) **Remedies.** Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g) **Amendment and Waiver.** The provisions of this Agreement may be amended or and waived only with the prior written consent of the Company and Executive.

(h) **Business Days.** If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

(i) **Termination.** The provisions of **Section 3** of this Agreement shall survive the termination of Executive's employment with the Company and shall remain in full force and effect after such termination.

(j) **No Waiver.** A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Executive:

Alexander D. Henderson

Company:

By: __________________________

Name: Michael Toh Kok Soon

Its: Chief Executive Officer